Exhibit 4.1

AMENDMENT NO. 1
TO THE
FIRST AMENDED AND RESTATED SHAREHOLDERS RIGHTS AGREEMENT
This Amendment No. 1 to the First Amended and Restated Shareholders Rights Agreement (this “Amendment No. 1”) is made and entered into as of June 11, 2019, by and between Performance Shipping Inc. (f/k/a Diana Containerships Inc.), an exempt Republic of the Marshall Islands company (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). The effective date of this Amendment No. 1 shall be June 11, 2019. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Rights Agreement (as defined below).
WHEREAS, the Company and the Rights Agent entered into that certain First Amended and Restated Shareholders Rights Agreement, dated August 29, 2016 (the “Rights Agreement”);
WHEREAS, Section 27 of the Rights Agreement provides that the Company may amend or supplement the Rights Agreement at any time prior to a Distribution Date without the consent or approval of any holders of Rights; and
WHEREAS, the parties hereto desire to amend the Rights Agreement on the terms and conditions contained herein.
NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agrees as follows:
1. Certain Definitions.
The definition of “Acquiring Person” shall hereby be amended and restated in its entirety to read as follows:
“Acquiring Person” shall mean any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary (as hereinafter defined) of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person holding shares of Common Stock for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person if such Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding solely as a result of a grant under a Company equity incentive plan, a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock; provided, however, that a Person who (i) becomes the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of a grant under a Company equity incentive plan, dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock and (ii) becomes the Beneficial Owner of any additional shares of Common Stock of the Company (other than pursuant to an additional grant under a Company equity incentive plan, dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional shares of Common Stock of the Company such Person does not beneficially own 15% or more of the shares of Common Stock of the Company then outstanding. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of shares of Common Stock by the Company or any subsidiary of the Company or an employee benefit plan of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that a Person who (i) becomes the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company or any Subsidiary of the Company or an employee benefit plan of the Company and (ii) after such share purchases, becomes the Beneficial Owner of any additional shares of Common Stock of the Company (other than pursuant to a grant under a Company equity incentive plan, a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional shares of Common Stock of the Company such Person does not beneficially own 15% or more of the shares of Common Stock of the Company then outstanding. Notwithstanding the foregoing, if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the shares of Common Stock that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, or (B) such Person was aware of the extent of the shares of Common Stock it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Rights Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be or have ever been an Acquiring Person for any purposes of this Rights Agreement. Notwithstanding the foregoing, if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the shares of Common Stock outstanding, such Person shall not be or become an “Acquiring Person,” as defined herein, unless and until such time as such Person shall become the Beneficial Owner of additional shares of Common Stock in an amount in excess of 1% of the Company’s then outstanding common stock, (excluding shares acquired pursuant to a grant under a Company equity incentive plan, a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), unless upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the beneficial owner of 15% or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, neither Diana Shipping Inc. nor Symeon Palios nor any of Symeon Palios’ Affiliates shall be considered an Acquiring Person.
2. No Further Amendments. All other provisions of the Rights Agreement shall remain in full force and effect.

3. Governing Law. This Amendment No.1 shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
4. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment No.1 executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first written above.

PERFORMANCE SHIPPING INC.

By:
Name:	Anastasios Margaronis
Title:	President

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

[Signature Page to Amendment No. 1 of the First Amended and Restated Shareholders Rights Agreement]